Exhibit 99.1

1

Report of Independent Auditors

The Board of Directors of MicroVision, Inc.

Luminar Light Detection and Ranging Business

Report on the Audit of the Financial Statements

Opinion

We have audited the carved out and combined financial statements of the Luminar Light Detection and Ranging Business, which comprise the carved out and combined balance sheets as of December 31, 2025 and 2024, and the related carved out and combined statements of operations, changes in equity, and cash flows for the years then ended, and the related notes to the carved out and combined financial statements.

In our opinion, the accompanying carved out and combined financial statements present fairly, in all material respects, the financial position of the Luminar Light Detection and Ranging Business as of December 31, 2025, and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

The carved out and combined financial statements have been derived from the consolidated financial statements and accounting records of Luminar Technologies, Inc. (the “Parent”). The carved out and combined financial statements do not purport to represent the financial position, results of operations, or cash flows of the Parent as a whole.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Luminar Light Detection and Ranging Business and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying carved out and combined financial statements have been prepared assuming that the Luminar Light Detection and Ranging Business will continue as a going concern. As discussed in Note 2 to the carved out and combined financial statements, the Parent has suffered recurring losses from operations, and filed for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas that raises substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The carved out and combined financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Emphasis of Matter - Bankruptcy-related debt accounting

As described in Notes 1 and 3 to the carved out and combined financial statements, on December 15, 2025, the Parent and certain of its subsidiaries filed voluntary petitions relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, commencing Chapter 11 cases. As a result of the bankruptcy proceedings, management applied generally accepted accounting principles applicable to reorganization in preparing the carved out and combined financial statements. These accounting principles require that, for periods including and after the filing of a Chapter 11 petition, the consolidated financial statements distinguish transactions and events that were directly associated with the reorganization from the ongoing operations of the business. Pre-petition unsecured and under secured claims impacted by the bankruptcy reorganization process in the amount of $78.4 million were classified as liabilities subject to compromise in the carved out and combined balance sheet as of December 31, 2025. Additionally, certain expenses and other items resulting from and recognized during the bankruptcy proceedings in the amount of $3.5 million were recorded in reorganization items, net in the carved out and combined statement of operation for the year ended December 31, 2025. Our opinion is not modified with respect to this matter.

2

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the carved out and combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Luminar Light Detection and Ranging Business’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the carved out and combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the carved out and combined financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the carved out and combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the carved out and combined financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Luminar Light Detection and Ranging Business’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the carved out and combined financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Luminar Light Detection and Ranging Business’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Baker Tilly US, LLP

Seattle, WA

April 21, 2026

3

Luminar LiDAR Business

Combined Balance Sheets

(In thousands)

	December 31,
	2025	2024
ASSETS
Current assets:
Accounts receivable	$2,711	$8,345
Inventory	3,497	11,468
Prepaid expenses and other current assets	10,854	25,046
Total current assets	17,062	44,859
Property and equipment, net	31,626	47,364
Operating lease right-of-use assets	12,084	28,076
Intangible assets, net	6,792	9,190
Goodwill	1,750	1,750
Other non-current assets	3,440	6,381
Total assets	$72,754	$137,620

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$277	$14,410
Accrued and other current liabilities	10,016	11,896
Operating lease liabilities	931	8,928
Total current liabilities	11,224	35,234
Operating lease liabilities, non-current	2,273	21,731
Other non-current liabilities	184	815
Total liabilities not subject to compromise	13,681	57,780
Liabilities subject to compromise	78,418	—
Total liabilities	92,099	57,780
Commitments and contingencies (see Note 9)
Equity
Net Parent investment	(19,345)	79,840
Total equity	(19,345)	79,840
Total liabilities and equity	$72,754	$137,620

The accompanying notes are an integral part of these Combined Financial Statements.

4

Luminar LiDAR Business

Combined Statements of Operations

(In thousands)

	Year Ended December 31,
	2025	2024
Revenue	$40,976	$53,531
Cost of sales (includes loss on firm purchase commitments of $42,811 and nil, respectively)	120,754	81,352
Gross loss	(79,778)	(27,821)
Operating expenses:
Research and development	135,577	230,701
Sales and marketing	13,902	39,513
General and administrative	17,903	88,658
Impairment of long-lived assets	6,390	—
Restructuring and other costs	21,713	9,252
Total operating expenses	195,485	368,124
Loss from operations	(275,263)	(395,945)
Other income (expense), net	(640)	431
Loss before reorganization items and provision for income taxes	(275,903)	(395,514)
Reorganization items	(3,450)	—
Provision for income taxes	(1,365)	(515)
Net loss	$(280,718)	$(396,029)

The accompanying notes are an integral part of these Combined Financial Statements.

5

Luminar LiDAR Business

Combined Statements of Changes in Equity

(In thousands)

	Net Parent investment	Total Equity
Balance, January 1, 2024	$85,599	$85,599
Net Loss	(396,029)	(396,029)
Net transfer from Parent	390,270	390,270
Balance, December 31, 2024	$79,840	$79,840
Net Loss	(280,718)	(280,718)
Net transfer from Parent	181,533	181,533
Balance, December 31, 2025	$(19,345)	$(19,345)

The accompanying notes are an integral part of these Combined Financial Statements.

6

Luminar LiDAR Business

Combined Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(280,718)	$(396,029)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,017	22,255
Amortization of operating lease right-of-use assets	5,152	7,647
Vendor stock in lieu of cash program	200	7,594
Inventory write-offs and write-downs	12,565	19,893
Loss on firm purchase commitment	42,811	—
Gain on sale or disposal of property and equipment	(414)	(51)
Stock-based compensation, including restructuring costs	9,992	116,176
Impairment of long-lived assets	6,390	—
Change in product warranty and other	4,808	(3,523)
Changes in operating assets and liabilities:
Accounts receivable	5,635	3,870
Inventories	(4,595)	(20,163)
Prepaid expenses and other current assets	14,192	(5,218)
Other non-current assets	21,850	11,740
Accounts payable	10,103	(3,263)
Accrued and other current liabilities	(14,201)	(12,899)
Other non-current liabilities	(20,182)	(16,872)
Net cash used in operating activities	(172,395)	(268,843)
Cash flows from investing activities:
Purchases of property and equipment	(1,336)	(4,871)
Proceeds from disposal of property and equipment	305	135
Net cash used in investing activities	(1,031)	(4,736)
Cash flows from financing activities:
Net transfer from Parent	173,426	273,579
Net cash provided by financing activities	173,426	273,579
Net increase (decrease) in cash, cash equivalents and restricted cash	—	—
Beginning cash, cash equivalents and restricted cash	—	—
Ending cash, cash equivalents and restricted cash	$—	$—
Supplemental disclosures of cash flow information:
Cash paid (refund received) for taxes	$479	$(343)
Supplemental disclosures of noncash investing and financing activities:
Recognition/ derecognition of right-of-use assets in exchange for lease obligations	(9,714)	(5,277)
Purchases of property and equipment recorded in accounts payable and accrued liabilities	250	490

The accompanying notes are an integral part of these Combined Financial Statements.

7

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Description of Business and Basis of Presentation

The Luminar Light Detection and Ranging (“LiDAR”) Business (the “Business” or the “Company”) develops technology, specializing in advanced LiDAR hardware and software solutions to enable the world’s safest and smartest vehicles. The LiDAR technology provides increased situational awareness in a broad range of driving environments through improved and higher confidence detection and planning at all vehicle speeds. Beyond sensor hardware, its product portfolio has expanded to include in-development software capabilities, such as perception and high-definition “3D” mapping and localization, designed to monetize the ecosystem of improved safety and autonomy enabled by LiDAR. The Company is composed of certain net assets and operating activities related to historical operations of certain entities of Luminar Technologies Inc and subsidiaries (“Luminar” or the “Parent”). The business is geographically dispersed, although a significant percentage of the Company’s sales are generated in North America. The Company has personnel in various locations in the United States and internationally including Germany, Israel, Sweden, Mexico, Shanghai, Hong Kong, Cayman and India Services.

On December 15, 2025 and December 31, 2025, as applicable, the Parent (the “Debtors”) filed voluntary petitions (the “Bankruptcy Petitions”) for relief under chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) thereby commencing chapter 11 cases (the “Chapter 11 Cases”).

The Parent also filed a motion seeking authorization to conduct sale processes for the Business designed to achieve the highest or otherwise best offer for the assets pursuant to section 363 of Bankruptcy Code.

In addition, the Parent filed a proposed Chapter 11 Plan of Liquidation of the Company (the “Plan of Liquidation” or “Plan”) and a related disclosure statement with the Bankruptcy Court. The Plan of Liquidation provides for the establishment of a liquidation trust to oversee and implement the liquidation of the Parent’s remaining assets and distribute the proceeds thereof to the Parent’s stakeholders.

For additional information regarding the Chapter 11 Cases, see Note 3, Bankruptcy Proceedings, Note 11, Subsequent Events, and for additional information on the Company’s ability to continue as a going concern, see Note 2, Summary of Significant Accounting Policies - Liquidity and Going Concern.

Basis of Presentation

The Combined Financial Statements and footnotes (the “Combined Financial Statements”) of the Company are prepared on a carve-out basis using historical results of operations and historical basis of assets and liabilities of the Parent based on the management approach of the LiDAR Business in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). All intercompany balances and transactions within the Company have been eliminated in these Combined Financial Statements. As described in Note 10, Related Party Transactions, certain transactions between the Company and the Parent have been included in the Combined Financial Statements.

The accompanying Combined Financial Statements present the assets, liabilities, revenues, and expenses directly attributable to the Company, and an allocation of certain corporate and overhead costs incurred by Parent. The Company does not operate as a separate, standalone entity; historically, its financial results have primarily been reported within Parent’s Autonomy Solutions (“AS”) segment, with limited activity reported within Parent’s Advanced Technologies and Services (“ATS”) segment.

Management believes that the assumptions underlying the Combined Financial Statements are reasonable. However, the Combined Financial Statements may not be indicative of the combined financial position, results of operations, or cash flows of the Company in the future or if the Company had operated independently of the Parent. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, primarily including technology support, accounting and finance, marketing, legal, and other general corporate and administrative costs, such as treasury, human resources, executive management, and others. The Company may also incur additional costs associated with being a standalone entity that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in the historical results of operations, financial position, and cash flows.

8

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Principal assumptions underlying the Combined Financial Statements include:

●	The Combined Statements of Operations include all revenues and costs directly attributable to the Company and an allocation of certain corporate and overhead costs incurred by Parent related to technology, finance, legal, and other expenses supporting the Company. In circumstances where specific identification of charges was not practical, a reasonable method of allocation (primarily headcount) was applied to those charges. Refer to Note 10, Related Party Transactions, for further discussion. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had the Company operated as an independent, standalone entity during the periods presented, nor are they indicative of the Company’s future operations. Consequently, the Combined Statements of Operations do not necessarily represent the results the Company would have achieved if the Company had operated as a separate standalone entity during the periods presented. It is not practicable to estimate the actual costs that would have been incurred had the Company been a separate, standalone company during the periods presented.

●	The Combined Balance Sheets include the attribution of certain assets and liabilities directly attributable to the Company. The Company’s cash is all managed by the Parent and no cash has been reflected within the Combined Balance Sheets. The Company’s current cash process is not reflective of the manner in which the Company would have financed its operations had it been a standalone business separate from the Parent during the periods presented. Further, as part of current cash process, the Parent funds the Company’s operations through transfer of cash to the Company. The amounts associated with this process is reported in “Net Parent investment” as a component of Parent Equity.

●	“Net Parent investment” in the Combined Statements of Changes in Equity and the Combined Balance Sheets represents the Parent’s historical investment in the Company and includes accumulated net earnings attributable to the Company, the net effect of transactions with the Parent and the Parent’s entities, and an allocation of certain corporate and overhead costs historically incurred by Parent.

●	The majority of transactions between the Parent and the Company do not have a history of settlement and are reflected in equity in our Combined Statements of Financial Position as Net Parent investment and when cash is utilized (contributed), in the Combined Statements of Cash Flows as a financing activity. See Note 10, Related Party Transactions, for additional information.

Note 2. Summary of Significant Accounting Policies

Bankruptcy Accounting

As a result of the Bankruptcy Petitions filed with the Bankruptcy Court, the Parent has applied the provisions of Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganization (“ASC 852”), in preparing the accompanying Combined Financial Statements. ASC 852 requires that, for periods including and after the filing of a chapter 11 petition, the Combined Financial Statements distinguish transactions and events that are directly associated with the Chapter 11 Cases from the ongoing operations of the business. Accordingly, for the period beginning December 15, 2025, pre-petition unsecured and under secured claims related to the Parent that may be impacted by the bankruptcy proceedings have been classified as liabilities subject to compromise in the Combined Balance Sheets. Liabilities subject to compromise include pre-petition liabilities for which there is uncertainty about whether such pre-petition liabilities could be impaired as a result of the Chapter 11 Cases. Liabilities subject to compromise are recorded at the expected amount of the total allowed claim, even if they may ultimately be settled for different amounts. In addition, expenses directly and incrementally resulting from the Chapter 11 Cases are classified as reorganization items in the Combined Statements of Operations. See Note 3, Bankruptcy Proceedings, for additional information.

Use of Estimates

The preparation of Combined Financial Statements in conformity with U.S. GAAP requires management to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. The significant estimates made by management include useful lives of long-lived assets, valuation allowance for deferred tax assets, forecasted costs associated with non-recurring engineering (“NRE”) services, restructuring and other costs, valuation of distinct goods and services in the purchase contract with customers, reorganization items, liabilities subject to compromise, legal contingencies, net realizable value of inventory, accrual for loss firm purchase commitments and stock-based compensation expense. Management periodically evaluates such estimates and they are adjusted prospectively based upon such periodic evaluation. Actual results could differ from those estimates.

9

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Liquidity and Going Concern

In accordance with ASC Subtopic 205-40, Presentation of Financial Statements – Going Concern, the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date that the Combined Financial Statements included in this report are issued.

Since inception, the Company has not generated positive cash flows from operating activities and has incurred significant losses from operations. For the years ended December 31, 2025 and 2024, the Company generated a net loss of $280.7 million and $396.0 million, respectively. The accompanying Combined Financial Statements are prepared in accordance with U.S. GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, management has concluded that the operating losses raise substantial doubt about the Company’s ability to continue as a going concern for 12 months following the issuance of the financial statements.

Concentration Risk

The Company’s revenue is derived from customers located in the United States and international markets. Two customers, customer A and customer B, accounted for 49% and 26% of the Company’s revenue for the year ended December 31, 2025, respectively. Three customers, customer A, customer B, and customer C, accounted for 14%, 55%, and 11% of the Company’s revenue for the year ended December 31, 2024, respectively.

Two customers, customer A and customer D, accounted for 17% and 11% of the Company’s accounts receivable as of December 31, 2025, respectively. Two customers, customer A and customer B, accounted for 38% and 54% of the Company’s accounts receivable as of December 31, 2024, respectively.

Accounts Receivable

Accounts receivables are recorded at the invoiced amount and do not bear interest. The Company reviews the need for an allowance for doubtful accounts quarterly based on historical experience with each customer and the specifics of each customer arrangement. The Company did not have material write-offs in any period presented, and as of December 31, 2025 and 2024, the allowance for doubtful accounts was not material.

Inventory

The Company values inventory at the lower of cost or net realizable value. Costs resulting from under-utilized capacity are recorded as period expenses and not absorbed into inventory value. The Company determines the cost of inventory using the standard-cost method, which approximates actual costs based on a first-in, first-out method. In assessing the ultimate recoverability of inventory, the Company makes estimates regarding future customer demand, the timing of new product introductions, economic trends, and market conditions. If the actual product demand is significantly lower than forecasted, the Company may be required to record inventory write-downs, which would be charged to cost of sales. Furthermore, the Company periodically reviews its firm commitments for the purchase of minimum order quantities. If the minimum order quantities exceed the Company’s future demand, a net loss is accrued in cost of sales for such future inventory purchases.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization, and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Asset Category	Estimated useful lives
Machinery and equipment	1 to 7 years
Computer hardware and software	3 to 5 years
Demonstration fleet and demonstration units	2 to 5 years
Leasehold improvements	Shorter of useful life or lease term
Vehicles	5 years
Furniture and fixtures	7 years

10

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Maintenance and repairs are expensed as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the Combined Balance Sheets, and any resulting gain or loss is reflected in the Combined Statements of Operations in the period realized.

Intangible Assets

Intangible assets, consisting of acquired developed technology and assembled workforce, are carried at cost less accumulated amortization. All intangible assets have been determined to have definite lives and are amortized on a straight-line basis over their estimated remaining economic lives, ranging from one to ten years. Amortization expense is included in research and development. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable.

Goodwill

The Company records goodwill when the consideration paid in a business combination exceeds the fair value of the net tangible assets and the identified intangible assets acquired. Goodwill is not amortized, but instead is required to be tested for impairment annually and whenever events or changes in circumstances indicate that the carrying value of goodwill may exceed its fair value.

The Company reviews goodwill for impairment annually in its third quarter by initially considering qualitative factors to determine whether it is more likely than not that the fair value is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform a quantitative analysis. If it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, a quantitative analysis is performed to identify goodwill impairment. If the carrying amount exceeds its estimated fair value, the Company records an impairment based on the difference between fair value and carrying amount as a reduction to goodwill. The fair value of a reporting unit refers to the price that would be received to sell in an orderly transaction between market participants. The Company estimates the fair values of its reporting units using a discounted cash flow model. Based on the annual assessment analysis, the Company concluded that there was no impairment of goodwill.

Impairment of Long-Lived Assets

The Company reviews tangible long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. When such an event occurs, management determines whether there has been impairment by comparing the estimated undiscounted future net cash flows to the related asset group’s carrying value. If an asset is considered impaired, the asset is written down to fair value. The Company uses market participant perspective when determining fair value of an asset group based on estimated future cash flows. See Note 6, Financial Statement Components, for additional information regarding the impairment charge for the year ended December 31, 2025.

Product Warranties

Estimated future warranty costs are accrued and charged to cost of sales in the period that the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the said estimates as necessary.

Revenue Recognition

Under ASC 606, the Company determines revenue recognition through the following steps:

●	Identifying the contract, or contracts, with the customer;

●	Identifying the performance obligations in the contract;

●	Determining the transaction price;

●	Allocating the transaction price to performance obligations in the contract; and

●	Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised goods or services.

11

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Nature of Products and Services and Revenue Recognition

The Company derives revenue primarily from (a) product sales of LiDAR sensors to customers and distributors, (b) non-recurring engineering services under fixed fee arrangements (“NRE services”) to integrate its LiDAR hardware for advanced driver assistance systems (“ADAS”) and autonomous applications in vehicle platforms, and (c) licensing of certain data and information.

Revenue from product sales is recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract. Certain customer arrangements involve NRE services to design and develop custom prototype products to customers. The Company recognizes revenue from these NRE arrangements over time as services are provided or at point in time upon completion and acceptance by the customer of contract deliverables, depending on the terms of the arrangement. Revenue is deferred for any amounts billed or received prior to delivery of services.

For NRE services revenue recognized over time, the Company recognizes revenue using an input method based on contract cost incurred to date compared to total estimated contract costs (cost-to-cost). For NRE service projects, the Company contracts with customers based on a fixed fee basis and revenue is recognized based on the progress or the percentage of completion of the NRE service project. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms and are included in revenue.

Contract costs related to NRE arrangements are incurred over time, which can be several years, and the estimation of these costs requires management’s judgment. Significant judgment is required when estimating total contract costs and progress to completion on the arrangements, as well as whether a loss is expected to be incurred on the contract. In estimating total contract costs, the Company is also required to estimate the effort expected to be incurred to complete a NRE project. These estimates are subject to significant uncertainty, as actual time and effort incurred on completing a NRE project or actual rates of either internal or contracted personnel working on such NRE projects may differ from the Company’s estimates. Changes in circumstances may change the original estimates of revenues, costs, or extent of progress toward completion, and revisions to the estimates are made which may result in increases or decreases in estimated revenues or costs, and such revisions are reflected in income in the period in which the circumstances that gave rise to the revision become known to us. The Company performs ongoing profitability analysis of its contracts accounted for under this method to determine whether the latest estimates of revenues, costs, and profits require updating. If at any time these estimates indicate that the contract will not be profitable, the entire estimated loss for the remainder of the contract is recorded immediately.

The Company enters into term-based licenses that provide customers the right to use certain information available with the Company. Revenue from these licenses is recognized at the point in time at which the customer is able to use and benefit from the licensed information, which is generally upon delivery of the information to the customer or upon commencement of the renewal term.

Amounts billed to customers for shipping and handling are included in revenue. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting.

Arrangements with Multiple Performance Obligations

When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price. The transactions to which the Company had to estimate standalone selling prices and allocate the arrangement consideration to multiple performance obligations were immaterial.

The Company provides standard product warranties for a term of typically up to one year to ensure that its products comply with agreed-upon specifications. Standard warranties are considered to be assurance-type warranties and are not accounted for as separate performance obligations. See Product Warranties for accounting policy on standard warranties.

Other Policies, Judgments and Practical Expedients

Contract balances. Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Contract liabilities relate to payments received in advance of the satisfaction of performance under the contract. Receivable represents right to consideration that is unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due.

12

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Remaining performance obligations. Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. The Company has elected the optional exemption, which allows for the exclusion of the amounts for remaining performance obligations that are part of contracts with an original expected duration of one year or less.

Significant financing component. In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. Typically, the expected timing difference between the payment and satisfaction of performance obligations is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive or provide financing from or to the customers.

Contract modifications. The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts on a prospective basis where the remaining goods and services are distinct from the original items and on a cumulative catch-up basis when the remaining goods and services are not distinct from the original items.

Judgments and estimates. Accounting for contracts recognized over time involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near term. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made.

Cost of Sales

The Company includes all manufacturing and sourcing costs incurred prior to the receipt of finished goods at its distribution facility in cost of sales. Cost of sales include the fixed and variable manufacturing costs of the Company’s LiDAR products, which primarily consists of personnel-related costs, including stock-based compensation for personnel engaged in manufacturing, assembly, and related services, material purchases from third-party contract manufacturers and other suppliers which are directly associated with our manufacturing process, as well as costs associated with excess capacity. Cost of sales also includes cost of providing services to customers, losses on firm purchase commitments, write downs for excess and obsolete inventory, and shipping costs.

Research and Development (R&D)

R&D expenses consist primarily of personnel-related expenses, consulting and contractor expenses, tooling and prototype materials to the extent no future benefit is expected, and allocated overhead costs. Substantially all of the Company’s R&D expenses are related to developing new products and services, improving existing products and services, and developing manufacturing processes. R&D expenses are expensed as incurred.

Stock-Based Compensation

The Parent provides stock-based compensation to certain employees, non-employees and directors in the form of equity classified awards and to certain vendors and third parties by issuing stock in lieu of cash program. As the Company receives the employee services and vendor services in consideration for the participation of the employees and vendors in these plans, stock-based compensation expense for the awards granted to the Company’s employees and shares issued in lieu of cash has been reflected in the Combined Statements of Operations.

13

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Stock-based compensation expense has been allocated based on the equity awards granted by the Parent to employees and vendors specifically related to the Company. The Parent estimates the grant-date fair value of restricted stock based on the fair value of the underlying Parent common stock less cash proceeds paid by the recipient to acquire the restricted stock, if any. The grant-date fair value of restricted stock units is calculated based on the fair value of the underlying Parent common stock. The grant-date fair value of stock-based awards with market conditions is calculated using a Monte Carlo simulation model. Stock-based compensation costs were $10.0 million and $116.2 million during the years ended December 31, 2025 and 2024, respectively, and are included in the Company’s Combined Statements of Operations. The components of stock-based compensation based on function are as follows (in thousands):

	Year Ended December 31,
	2025	2024
Cost of sales	$1,711	$4,531
Research and development	16,440	49,517
Sales and marketing	4,406	13,459
General and administrative (1)	(12,264)	46,441
Stock-based compensation related to restructuring	(301)	2,228
Total	$9,992	$116,176

(1) For the year ended December 31, 2025, the reduction in expenses for share-based compensation is driven by forfeitures.

Income Taxes

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Further, the Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a stand-alone enterprise. The calculation of income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in Luminar’s consolidated financial statements may not be included in the separate Combined Financial Statements of the Company. Similarly, the tax treatment of certain items reflected in the Combined Financial Statements of the Company may not be reflected in the consolidated financial statements and tax returns of Luminar.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future, in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740, Income Taxes, on the basis of a two-step process which includes (1) determining whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) for those tax positions that meet the more likely than not recognition threshold. Recognized income tax positions are measured at the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying Combined Statement of Operations. Accrued interest and penalties are included on the related tax liability line in the Combined Balance Sheets.

The Tax Cuts and Jobs Act (“TCJA”) subjects a U.S. shareholder to tax on global intangible low-taxed income (“GILTI”) earned by certain foreign subsidiaries. Under GAAP, the Company can make an accounting policy election to either treat taxes due on the GILTI inclusion as a current period expense or factor such amounts into the Company’s measurement of deferred taxes. The Company elected to treat the GILTI inclusion as a period expense.

14

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Recent Accounting Pronouncements Adopted

In December 2023, the FASB issued ASU No. ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires a public company to enhance the transparency and decision usefulness of income tax disclosures to provide information to better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. The Company adopted ASU 2023-09 in 2025, with prospective application. See Note 8, Income Taxes, for further information.

Recent Accounting Pronouncements Not Yet Effective

In September 2025, the FASB issued ASU No. 2025-06, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”). The ASU was updated to consider different methods of software development and requires internal use software costs to be capitalized when management has authorized and committed to funding the software project and when significant uncertainty associated with the development of the software has been resolved. The ASU is effective for annual reporting period beginning after December 15, 2027, and interim reporting within those annual reporting periods. Early adoption is permitted as of the beginning of an annual reporting period. The Company is currently evaluating the impact of ASU 2025-06 on the Company’s Combined Financial Statements.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). The ASU introduces a practical expedient for all entities when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606 Revenue from Contracts with Customers. Under the practical expedient, when developing reasonable and supportable forecast as part of estimating expected credit losses, an entity may assume that current conditions as of the balance sheet date do not change for the remaining life of the asset. The ASU is effective for annual reporting period beginning after December 15, 2025, and interim reporting within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods. The Company is currently evaluating the impact of ASU 2025-05 on the Company’s Combined Financial Statements.

In May 2025, the FASB issued ASU No. 2025-04, Compensation-Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer (“ASU 2025-04”) to reduce diversity in practice and improve the decision usefulness and operability of the guidance for share-based consideration payable to a customer in conjunction with selling goods or services. The ASU is effective for fiscal years beginning after December 15, 2026 with updates to be applied on a retrospective or modified retrospective basis. Early adoption is permitted. The Company is evaluating the impact that this new standard will have on the Company’s Combined Financial Statements.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires public business entities to disclose qualitative and quantitative information about certain costs and expenses in the notes to the financial statements on an interim and annual basis. ASU 2024-03 will be effective for the Company for the fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the Combined Financial Statements.

15

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 3. Bankruptcy Proceedings

Chapter 11 Cases

On December 15, 2025 and December 31, 2025, as applicable, the Parent filed the Bankruptcy Petitions for relief under the Bankruptcy Code in the Bankruptcy Court thereby commencing the Chapter 11 Cases.

In addition to the Bankruptcy Petitions, the Parent filed, among other things, a motion with the Bankruptcy Court seeking joint administration of the Chapter 11 Cases under the caption “In re Luminar Technologies, Inc. et al”. Following the Petition Date, the Parent continued to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On December 30, 2025, pursuant to a motion filed by the Parent, the Bankruptcy Court entered the Bidding Procedures Order, which, among other things, approved global bidding procedures, and authorized the Parent to solicit bids for the consideration of the highest or otherwise best offer for all or part of the Parent’s assets pursuant to section 363 of the Bankruptcy Code. On the same date, the Parent filed initial proposed versions of the Chapter 11 Plan of Liquidation of Luminar Technologies, Inc. and its Affiliated Debtors and a related disclosure statement with the Bankruptcy Court. The Plan of Liquidation provides for the liquidation of the Parent’s remaining assets and the distribution of the proceeds thereof to its stakeholders and was subsequently amended on January 29, 2026, February 17, 2026, and February 18, 2026.

Commencing in February 2026 through the date hereof, the Parent entered into an agreement to sell the business operations related to the Company. For additional information regarding the sale of the Company, see Note 11, Subsequent Events.

As a result of the ongoing bankruptcy proceedings, liabilities may be higher if accounts payable payments received prior to year-end are clawed back. The amount of liabilities presented is the Company’s best estimate of all liabilities as of December 31, 2025.

Liabilities Subject to Compromise

The accompanying Combined Balance Sheets as of December 31, 2025 include amounts classified as liabilities subject to compromise, which represent pre-petition liabilities the Company anticipates will be allowed as claims in Parent’s Chapter 11 Cases. These amounts represent the Company’s current estimate of known or potential obligations to be resolved in connection with Parent’s Chapter 11 Cases.

The following table sets forth, as of December 31, 2025, information about the amounts presented as liabilities subject to compromise in the Combined Balance Sheets (in thousands):

December 31, 2025
Operating lease liabilities	$11,360
Accrual for loss on firm purchase commitments	42,811
Accounts payables	24,247
$78,418

Reorganization Items

Certain expenses and other items resulting from and recognized during the Chapter 11 Cases are recorded in reorganization items in the Combined Statements of Operations. For the fiscal year ended December 31, 2025, $3.5 million presented as reorganization items in the Combined Statements of Operations relates to professional fees and is presented as changes in operating assets and liabilities in the Combined Statements of Cash Flows.

16

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 4. Revenue

The Company’s revenue is comprised of sales of LiDAR sensors, NRE services and licensing of certain data and information available with the Company.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by type of good or service and timing of transfer of goods or services to customers (point in time or over time), as it believes it best depicts how the nature, amount, timing, and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria is as follows (in thousands):

	Year Ended December 31,
	2025		2024
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by timing of recognition:
Recognized at a point in time	$30,466	74%	$52,232	98%
Recognized over time	10,510	26%	1,299	2%
Total	$40,976	100%	$53,531	100%

Contract assets and liabilities

Changes in the Company’s contract assets and contract liabilities primarily result from the timing difference between the Company’s performance and the customer’s payment based on contractual terms. Contract assets primarily represent revenues recognized for performance obligations that have been satisfied but for which amounts have not been billed. Contract liabilities consist of the Company’s obligation to transfer goods or services to a customer for which the Company has received consideration from the customer. Customer advanced payments represent required customer payments in advance of product shipments. Customer advance payments are recognized in revenue as or when control of the performance obligation is transferred to the customer.

The balances of contract assets were as follows (in thousands):

	December 31,
	2025	2024
Contract assets, current	$2,192	$13,790
Contract assets, non-current	—	—
Ending balance	$2,192	$13,790

The significant changes in contract assets balances consisted of the following (in thousands):

	December 31,
	2025	2024
Beginning balance	$13,790	$14,743
Amounts billed that were included in the contract assets beginning balance	(13,790)	(1,852)
Revenue recognized for performance obligations that have been satisfied but for which amounts have not been billed	2,192	899
Ending balance	$2,192	$13,790

17

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

The balances of contract liabilities were as follows (in thousands):

	December 31,
	2025	2024
Contract liabilities, current	$51	$99
Contract liabilities, non-current	—	—
Ending balance	$51	$99

The significant changes in contract liabilities balances consisted of the following (in thousands):

	December 31,
	2025	2024
Beginning balance	$99	$704
Revenue recognized that was included in the contract liabilities beginning balance	(99)	(605)
Increase due to cash received and not recognized as revenue and billings in excess of revenue recognized during the period	51	—
Ending balance	$51	$99

Remaining Performance Obligations

Revenue allocated to remaining performance obligations was $0.1 million as of December 31, 2025 and includes amounts within contract liabilities. Due to the Chapter 11 Cases, the timing and amount of revenue recognition are subject to significant uncertainty.

Note 5. Restructuring and Other Costs

Restructuring and other costs consist primarily of personnel-related restructuring expenses, including employee termination benefits and related costs. Other costs relate to charges associated with the Chapter 11 Cases that were incurred prior to the filing date of Parent’s Chapter 11 Cases, primarily consisting of professional fees and other advisory costs associated with the evaluation and sale of certain businesses and preparation for filing of Parent’s Chapter 11 Cases.

On May 3, 2024, the Company announced a restructuring and cost reduction plan (the “Restructuring Plan”), which included reducing its workforce and sub-leasing certain facilities. On September 20, 2024, the Company announced additional actions under the Restructuring Plan that represented a cumulative workforce reduction of the Company’s full-time employees since the beginning of 2024. These actions were substantially completed during the second quarter of 2025.

On May 15, 2025, the Company began executing additional restructuring efforts (the “May 2025 Restructuring Plan”), including a reduction in its workforce. The actions associated with the May 2025 Restructuring Plan were substantially completed by the end of the third quarter of 2025.

On October 29, 2025, the Company committed to a plan to further reduce its workforce in order to reduce operating costs (the “October 2025 Restructuring Plan”). The actions associated with the October 2025 Restructuring were substantially completed during the fourth quarter of 2025.

On December 18, 2025, the Company committed to a plan to further reduce its workforce in order to reduce operating costs (the “December 2025 Restructuring Plan”). The actions associated with the December 2025 Restructuring Plan were substantially completed during the fourth quarter of 2025.

18

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Total personnel related costs associated with the Restructuring Plan amounted to $5.9 million for the year ended December 31, 2025. These costs have been included as restructuring costs in the Combined Statements of Operations. The following table summarizes the restructuring charges as of December 31, 2025 (in thousands):

	Severance Expense	Other Expense	Total
Balance as of December 31, 2024	$407	—	$407
Restructuring charges	5,872	15,841	21,713
Cash payments	(5,410)	(15,841)	(21,251)
Non-cash charges	(227)	—	(227)
Balance as of December 31, 2025	$642	—	$642

Note 6. Financial Statement Components

Inventory

Inventory consisted of the following (in thousands):

	December 31,
	2025	2024
Raw materials	$2,111	$5,717
Work-in-process	1	2,954
Finished goods	1,385	2,797
Total inventory	$3,497	$11,468

The Company’s inventory write-downs were $12.6 million and $19.9 million during the years ended December 31, 2025 and 2024 respectively. The write-downs were primarily due to obsolescence charges as a result of changes in product design, lower of cost or market assessment, yield losses, and other adjustments.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2025	2024
Prepaid expenses	$3,760	$5,121
Contract assets	2,192	13,790
VAT receivable	1,638	1,645
Income tax receivable	534	349
Other receivables	2,730	4,141
Total prepaid expenses and other current assets	$10,854	$25,046

19

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,
	2025	2024
Machinery and equipment	$55,461	$55,276
Computer hardware and software	8,151	8,064
Land	1,001	1,001
Leasehold improvements	22,473	22,501
Vehicles, including demonstration fleet	2,179	2,139
Furniture and fixtures	282	302
Construction in progress	1,005	651
Total property and equipment	90,552	89,934
Impairment	(5,265)	—
Accumulated depreciation	(53,661)	(42,570)
Total property and equipment, net	$31,626	$47,364

Depreciation associated with property and equipment was $11.6 million and $19.9 million for the years ended December 31, 2025 and 2024, respectively.

Due to significant financial and commercial hurdles and decline in sensor shipment because of slower automotive production ramps and the end of legacy contracts, the earnings forecast for the next several years was revised. The Company recorded an impairment charge during the third quarter of 2025 in the amount of $5.3 million.

In 2023, the Company commenced a change in sourcing of certain sub-assemblies and components from one supplier to another, which required the Company to abandon certain equipment located at the legacy supplier. As a result, the Company reduced the useful lives of the long-lived assets within the impacted asset group in line with when these assets were fully depreciated as of the second quarter of 2025. The reduction in the estimated useful lives of the impacted assets resulted in the Company recording $0.3 million and $4.4 million of incremental accelerated depreciation charges in the years ended December 31, 2025 and 2024, respectively.

Intangible Assets

The following table summarizes the activity in the Company’s intangible assets (in thousands):

	December 31,
	2025	2024
Beginning of the period	$9,190	$11,588
Amortization	(2,398)	(2,398)
End of the period	$6,792	$9,190

20

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

The components of intangible assets were as follows (in thousands):

	December 31, 2025					December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount	Weighted Average Remaining Period (Years)	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount	Weighted Average Remaining Period (Years)
Assembled workforce	$368	$(368)	$—	$—	—	$368	$(368)	$—	$—	—
Developed technology	14,400	(7,608)	—	6,792	3.3	14,400	(5,210)	—	9,190	4.1
Total intangible assets	$14,768	$(7,976)	$—	$6,792	3.3	$14,768	$(5,578)	$—	$9,190	4.1

Amortization expense related to intangible assets was $2.4 million for the years ended December 31, 2025 and 2024.

As of December 31, 2025, the expected future amortization expense for intangible assets was as follows (in thousands):

Period	Expected Future Amortization Expense
2026	$2,398
2027	2,398
2028	906
2029	770
2030	320
Thereafter	—
Total	$6,792

Goodwill

For the years ended December 31, 2025 and 2024, the Company performed its annual goodwill impairment assessment and determined that no impairment existed. The Goodwill balance of $1.8 million has been consistent since December 31, 2023 and no acquisitions or impairments have been recorded related to the Company.

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following (in thousands):

	December 31,
	2025	2024
Warranty reserves	$4,827	$763
Accrued compensation and benefits	1,908	4,207
Provision for losses on NRE contracts	1,883	—
Accrued taxes payable	1,125	1,138
Accrued expenses	169	5,462
Other accrued liabilities	104	326
Total accrued and other current liabilities	$10,016	$11,896

Note 7. Leases

The Company leases offices and manufacturing facilities under non-cancelable operating leases expiring at various dates through August 2032. Some of the Company’s leases include one or more options to renew, with renewal terms that if exercised by the Company, extend the lease term from one to six years. The exercise of these renewal options is at the Company’s discretion. When the implicit rate in the Company’s leases is not readily determinable, the Company calculates its lease liabilities using discount rates based upon a Bloomberg yield curve based on the synthetic rating of CCC, which considers current market conditions impacting the Company. The Company’s lease agreements do not contain any material terms and conditions of residual value guarantees or material restrictive covenants. The Company’s short-term leases and sublease income were not material.

21

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

In September 2024, the Company reduced the leased space at one of its contracted manufacturing facilities in Mexico from approximately 320,873 square feet to 220,873 square feet, for the term from December 2024 to March 2025, and further to 125,873 square feet for the lease term from April 2025 to August 2032. The Company determined that the amendment would be treated as a lease modification. The modification resulted in a remeasurement of the operating lease right-of-use asset and lease liability, and the effect was a decrease to the right-of-use asset and lease liability of $7.5 million and $7.8 million, respectively.

The components of lease expenses were as follows (in thousands):

	Year Ended December 31,
	2025	2024
Operating lease cost	$6,473	$10,098
Variable lease cost	858	1,294
Total operating lease cost	$7,331	$11,392

Supplemental cash flow information related to leases was as follows (in thousands):

	Year Ended December 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Cash paid for operating leases included in operating activities	$(7,189)	$(9,755)
Recognition/derecognition of right-of-use asset in exchange for lease obligations:
Operating leases	(9,714)	(5,277)

Supplemental balance sheet information related to leases was as follows (in thousands):

	December 31, 2025	December 31, 2024
Operating leases:
Operating lease right-of-use assets	$12,084	$28,076
Operating lease liabilities:
Operating lease liabilities, current	$931	$8,928
Operating lease liabilities, non-current	2,273	21,731
Total operating lease liabilities	$3,204	$30,659

Weighted average remaining terms were as follows (in years):

	December 31, 2025	December 31, 2024
Weighted average remaining lease term
Operating leases	3.94	4.28

Weighted average discount rates were as follows:

	December 31, 2025	December 31, 2024
Weighted average discount rate
Operating leases	6.85%	6.22%

22

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Maturities of lease liabilities were as follows (in thousands):

Year Ending December 31,	Operating Leases
2026	$5,095
2027	4,642
2028	2,877
2029	1,398
2030	879
Thereafter	1,667
Total lease payments	16,558
Less: imputed interest	(1,994)
Total leases liabilities (1)	$14,564

(1) Includes $11.4 million of operating lease liabilities which are currently classified as “Liabilities subject to compromise” on the Combined Balance Sheets.

Note 8. Income Taxes

The following table presents components of loss before provision for income taxes for the periods presented (in thousands):

	Year Ended December 31,
	2025	2024
United States	$(285,191)	$(397,371)
International	5,838	1,857
Loss before provision for income taxes	$(279,353)	$(395,514)

Provision for income taxes for the periods presented consisted of (in thousands):

	Year Ended December 31,
	2025	2024
Current:
U.S. federal	$—	$—
U.S. state	—	—
Foreign	1,365	515
Total current:	1,365	515
Deferred:
U.S. federal	—	—
U.S. state	—	—
Total deferred:	—	—
Total provision for income taxes	$1,365	$515

23

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

The reconciliation between the U.S. federal statutory income tax rate of 21% to the Company’s effective tax for the periods presented is as follows (in thousands):

	Year Ended December 31,
	2025		2024
Income taxes (benefit) at statutory federal rate	$(59,890)	21.0%	$(83,448)	21.0%
State and local taxes, net of federal income tax effect (1)	—	—%	—	—%
Other Foreign	1,365	(0.5)%	515	(0.1)%
Global intangible low-taxed income	1,185	(0.4)%	1,248	(0.3)%
Change in valuation allowance	52,315	(18.3)%	66,159	(16.7)%
Stock-based compensation expense	6,206	(2.2)%	15,673	(3.9)%
Other Nontaxable or Nondeductible Items	184	(0.1)%	368	(0.1)%
Effective tax rate	$1,365	(0.5)%	$515	(0.1)%

(1) The change in valuation allowance related to the state jurisdictions is included net in the state and local taxes for 2025 and 2024.

The Company’s deferred income tax assets and liabilities as of December 31, 2025 and 2024 were as follows (in thousands):

	Year Ended December 31,
	2025	2024
Deferred tax assets:
Net operating loss carry forward	$417,359	$287,726
Tax credits	29,179	27,867
Accruals and reserves	815	96
Stock-based compensation expense	2,034	18,183
Lease liability (ASC 842)	97	7,570
Section 174 R&D capitalization	56,548	95,502
Inventory reserves	6,764	8,972
Depreciation and amortization	6,538	5,937
Other	23	27
Total deferred tax assets	519,357	451,880
Valuation allowance	(516,369)	(444,989)
Total deferred tax asset	2,988	6,891
Deferred tax liabilities:
ROU asset (ASC 842)	2,988	6,891
Total deferred tax liabilities	2,988	6,891
Net deferred tax assets (liabilities)	$—	$—

24

Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

The amounts of cash income taxes paid (refund received) by the Company were as follows:

	Year Ended December 31,
	2025	2024
Federal
State
Massachusetts	$3	$—
New Jersey	12	—
Foreign:
Israel	44	145
India	208	156
Germany	185	(657)
Other Foreign	27	13
Total	$479	$(343)

Note that the sale of the Company to MicroVision in 2026 was a sale of assets with no stock conveying to MicroVision. Consistent with the separate return approach, the Company presented deferred taxes on temporary differences and any carryforwards that could be claim on the Company’s hypothetical return and assesses the need for a valuation allowance on the basis of projected separate return results.

The Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the history of losses incurred by the Company, management believes it is not more likely than not that substantially all of the U.S. domestic deferred tax assets can be realized. Accordingly, the Company established and recorded a full valuation allowance on its U.S. domestic net deferred tax assets of $516.4 million and $445.0 million as of December 31, 2025 and 2024, respectively. The valuation allowance increased by $71.4 million in 2025.

No deferred tax liabilities for foreign withholding taxes have been recorded relating to the earnings of the Company’s foreign subsidiaries since all such earnings are intended to be indefinitely reinvested.

Utilization of the net operating loss and tax credit carryforwards is subject to a substantial annual limitation due to the “ownership change” limitations provided by Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (“IRC”) and other similar state provisions. Any annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization. As of December 31, 2025, the Company had $1.5 billion of U.S. federal net operating loss carryforwards available to reduce future taxable income, of which $1.4 billion will be carried forward indefinitely for U.S. federal tax purposes. The federal net operating loss carryforwards, if not utilized, will begin to expire in 2035. The Company also has $1.4 billion of U.S. state net operating loss carryforwards. State net operating loss carryforwards, if not utilized, will begin to expire on various dates starting 2028.

The Company also has federal and state research and development (“R&D”) tax credit carryforwards of $31.2 million and $7.2 million, respectively, as of December 31, 2025. The federal research credit carryforwards will begin expiring in 2036 unless previously utilized. A portion of the state research credit carryforwards will begin expiring in 2026 and the California research credits do not expire.

On July 4, 2025, the current administration signed the One Big Beautiful Bill Act (“OBBBA”), which includes comprehensive U.S. corporate tax legislation. The legislation includes the modification and permanent extension of prior tax law under the Tax Cuts and Jobs Act and the introduction of new provisions such as permanently reinstating the immediate deduction of domestic specified research and experimental expenditures, permanent changes in the limitations for deducting business interest expense and permanently restoring bonus depreciation allowances. Due to our valuation allowance on deferred tax assets, this tax law change did not result in a material impact to our Combined Financial Statements.

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Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

A reconciliation of the beginning and ending amount of unrecognized tax benefits as follows:

	Year Ended December 31,
	2025	2024
Unrecognized tax benefits as of the beginning of the year	$7,386	$6,239
Prior Year Additions	—	—
Reversal of Prior Year Positions	—	—
Current Year Additions	368	1,147
Unrecognized tax benefits as of the end of the year	$7,754	$7,386

The Company has considered the amounts and probabilities of the outcomes that can be realized upon ultimate settlement with the tax authorities and determined unrecognized tax benefits primarily related to credits should be established as noted in the summary roll forward above.

As of December 31, 2025, the Company does not believe that it is reasonably possible that its unrecognized tax benefits would significantly change in the following 12 months. Our policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on its consolidated balance sheet. To date, we have not recognized any interest and penalties in its consolidated statements of operations, nor has it accrued for or made payments for interest and penalties.

Note 9. Commitments and Contingencies

Purchase Obligations

The Company purchases goods and services from a variety of suppliers in the ordinary course of business. Purchase obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum, or variable price provisions, and the approximate timing of the transaction. The Company had purchase obligations primarily for purchases of inventory, R&D, and general and administrative activities totaling $52.9 million as of December 31, 2025. For the year ended December 31, 2025, the Company recorded a loss of $42.8 million related to these firm purchase commitments for purchases of inventory, which is included in cost of sales in the Combined Statements of Operations.

Legal Matters

From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. When it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated, the Company records a liability for such loss contingencies. The Company’s estimates regarding potential losses and materiality are based on the Company’s judgment and assessment of the claims utilizing currently available information. Although the Company will continue to reassess its reserves and estimates based on future developments, the Company’s objective assessment of the legal merits of such claims may not always be predictive of the outcome and actual results may vary from the Company’s current estimates. The Company’s current legal accrual is not material to the financial statements.

In light of the Bankruptcy, the Parent has provided all necessary notice to the relevant court and parties securing litigation stays, as provided under the Bankruptcy Code, for Company entities.

Note 10. Related Party Transactions

Historically, the Company has been managed, strategically, in the normal course of business by the Parent. Accordingly, allocation of certain corporate and overhead costs incurred by the Parent are reflected as expenses in the Combined Statements of Operations.

Research and development support

The Company receives support from other entities of the Parent for research and development support of specific LiDAR related products. Research and development support from other entities of the Parent for the years ended December 31, 2025 and 2024 totaled $5.6 million and $11.8 million, respectively, and are recorded within research and development in the Combined Statements of Operations.

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Luminar LiDAR Business

NOTES TO COMBINED FINANCIAL STATEMENTS

Corporate costs

Corporate and overhead costs have generally been incurred and recorded centrally by the Parent and have been allocated to the Company. This includes costs associated with executive oversight, accounting, finance, treasury, tax, legal, human resources, facilities, and information technology. Facilities costs have been allocated based on relative headcount and relative square footage usage. IT costs have been allocated based on a usage-based metric. All other allocable corporate costs have been allocated using a headcount-based metric. For the years ended December 31, 2025 and 2024, costs allocated to the Company from the Parent were $14.5 million and $85.6 million, respectively, and are included within general and administrative in the Combined Statements of Operations.

Cash management and financing

The Company’s cash process is maintained by the Parent. Accordingly, no cash or cash equivalents have been attributed to the Combined Financial Statements. Contributions, both to and from the Parent’s cash process, are reflected as a component of net Parent investment on the accompanying Combined Balance Sheets and as a financing activity on the accompanying Combined Statements of Cash Flows.

Contributions related to services provided excess cash contributed to the Parent were $173.4 million and $273.6 million for the years ended December 31, 2025 and 2024, respectively. Net contributions to the Parent are included within net Parent investment in the Combined Statements of Equity.

	Year Ended December 31,
(in thousands)	2025	2024
Net contribution from the Parent reconciliation to transfers from the Parent
Net transfer from Parent	$181,533	$390,270
Stock-based compensation - equity classified awards (1)	$(8,107)	$(116,691)
Transfers from Parent	$173,426	$273,579
Transfers from Parent as reflected in the Combined Statements of Cash Flows	$173,426	$273,579

(1) Reconciliation of stock-based compensation is as follows:

	Year Ended December 31,
(in thousands)	2025	2024
Stock compensation reconciliation
Stock based compensation - equity classified awards	$8,107	$116,691
Stock based compensation - cash based classified awards	$1,885	$(515)
Total Stock Based Compensation expense	$9,992	$116,176
Total Stock Based Compensation expense in the Combined Statements of Cash Flows	$9,992	$116,176

Note 11. Subsequent Events

On January 26, 2026, the Parent held an auction for the Company pursuant to the bidding procedures approved by the Bankruptcy Court (the “Auction”). At the conclusion of the Auction, the Parent determined (i) the bid submitted by MicroVision, Inc. (“MicroVision”) was the highest or otherwise best offer and designated MicroVision as the successful bidder for the Company’s LiDAR assets and (ii) the bid submitted by QCi was the second highest or otherwise second best offer and designated QCi as the back-up bidder. As a result of the Auction, on January 26, 2026, the Company and MicroVision entered into a Purchase Agreement (the “MicroVision Asset Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, MicroVision agreed to acquire specified assets related to the Company and assume certain liabilities, subject to the Bankruptcy Court’s approval, for cash consideration of $33.0 million, plus cure costs of $0.2 million, subject to certain adjustments as contemplated by the MicroVision Asset Purchase Agreement.

On February 3, 2026, following receipt of Bankruptcy Court approval, the Company completed the sale to MicroVision as contemplated by the MicroVision Asset Purchase Agreement.

The Company evaluated subsequent events through April 21, 2026, the date that the financial statements were issued. All subsequent events requiring recognition or disclosure have been included in these Combined Financial Statements.

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